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                                                                    EXHIBIT 99.1

                         [HARTFORD LOGO]                            News Release

                                             Hartford Plaza o Hartford, CT 06115
Date:         Oct. 13, 2003
For Release:  Upon Receipt
Contact:      Media                           Investors
              Joyce Willis                    Hans Miller
              860/547-4951                    860/547-2751
              jwillis@thehartford.com         hmiller@thehartford.com

              Joshua King                     Mike Lesperance
              860/547-2293                    860/547-6781
              joshua.king@thehartford.com     michael.lesperance@thehartford.com

               The Hartford Announces Third Quarter EPS Estimates
Revised 2003 Full Year Outlook Reflects Improved Fundamentals, Added Litigation
                      Reserves and Hurricane Isabel Claims

      HARTFORD, Conn. - The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced that it currently estimates its third quarter 2003 earnings per diluted share will be between $1.15 and $1.18, including additional reserves for the cost of resolving its previously disclosed dispute with Bancorp Services, LLC, and the cost of claims resulting from Hurricane Isabel.

      The additional reserve of approximately $40 million (after-tax), or $0.14 per diluted share, for the third quarter, reflects the company's current best estimate of the cost of resolving the Bancorp dispute. The company also currently estimates claim costs related to Hurricane Isabel to be $26 million (after-tax), or $0.09 per diluted share, for the third quarter.

      The third quarter 2003 earnings estimate assumes that the company will have no net realized capital gains or losses in the quarter. While the company may incur
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net realized capital gains or losses in the quarter, any such gains or losses are not expected to be material.

      The Hartford also adjusted its full year 2003 operating income per share guidance to $5.10 to $5.25 per diluted share. This estimate excludes the effect of net realized capital gains or losses, the first quarter asbestos charge and the third quarter Bancorp expense. Due to the Bancorp expense and improving performance in The Hartford's life operations, the company's full year 2003 operating income per diluted share guidance is as follows:

      Projected Full Year 2003 Guidance

                                                                 EPS Range
                                                           --------------------
                                                              Low        High
                                                              ---        ----
Diluted Operating Income Per Share - Previous Guidance     $   4.95   $   5.20
Diluted Operating Income Per Share - New Guidance [1]      $   5.10   $   5.25
(Comparative Basis)

Estimated Bancorp Reserve Addition [2]                        (0.15)     (0.15)

1st Quarter Asbestos Reserve Addition [3]                     (6.24)     (6.24)
            Elimination of Antidilutive Impact                 0.03       0.03
Net Realized Capital Gains [4]                                 0.49       0.49
Estimated Net Loss Per Share [4]                           $  (0.77)  $  (0.62)


[1] The full year estimate reflects diluted weighted average shares of 274.1 million.

[2] Calculated using diluted weighted average shares of 274.1 million for the full year. The EPS impact of the estimated Bancorp reserve addition in the 3rd quarter of $0.14 is based on diluted weighted average shares of 284.8 million.

[3] The asbestos reserve addition had an EPS impact of $6.66 in the first quarter. The first quarter EPS calculation reflected basic weighted average shares of 255.4 million. The full year estimate reflects basic weighted average shares of 272.5 million.

[4] Included in net income but not in operating income is $133 million (after-tax) of net realized capital gains reported through June 30, 2003. Realized gains are not expected to be material in the third quarter and are not estimated for the fourth quarter.
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      The Hartford uses the non-GAAP financial measure operating income as an important measure of the company's operating performance. For the 2003 earnings guidance presented in this release, operating income is net income, before the after-tax effect of net realized capital gains and losses, the first quarter asbestos reserve addition and the third quarter Bancorp reserve addition. The company believes this operating income measure provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of realized capital gains and losses, which tend to be highly variable, it excludes the effect of the first quarter asbestos charge, which relates solely to legacy businesses, and it excludes the third quarter Bancorp expense, which is unrelated to ongoing operations. Net income is the most directly comparable GAAP measure to operating income. A quantitative reconciliation, to the extent calculable at this time, of The Hartford's 2003 net income earnings guidance to the 2003 operating income earnings guidance is set forth above.

      The Hartford is one of the nation's largest investment and insurance companies, with 2002 revenues of $16.4 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance.


            The Hartford's Internet address is www.thehartford.com.

                                       ###

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our estimates of the ultimate expense of the Bancorp dispute and our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting our potential exposure for asbestos and environmental claims and related litigation, in particular, significant uncertainty with regard to the outcome of our current dispute with Mac Arthur Company and its subsidiary, Western MacArthur Company; the uncertain nature of damage theories and loss amounts and the development of additional facts related to the September 11, 2001 terrorist attack; the uncertain effect on us of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the response of reinsurance companies under reinsurance contracts, the impact
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of increasing reinsurance rates and the availability and adequacy of reinsurance to protect us against losses; the inability to effectively mitigate the impact of equity market volatility on our financial position and results of operations arising from obligations under annuity product guarantees; the possibility of more unfavorable loss experience than anticipated; the possibility of general economic and business conditions that are less favorable than anticipated; the incidence and severity of catastrophes, both natural and man-made; the effect of changes in interest rates, the stock markets or other financial markets;
stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; our ability to distribute our products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in our claims-paying, financial strength or credit ratings; the ability of our subsidiaries to pay dividends to us; and others discussed in our Quarterly Reports on Form 10-Q, our 2002 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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